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                                                                      Exhibit 16

Office of Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 14, 2002

Dear Sir or Madam:

We have read the first, second, third and fourth paragraphs of Item 4 included in the Form 8-K/A dated April 29, 2002, of Neose Technologies, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein to the extent such statements relate to Arthur Andersen LLP.

Very truly yours,


ARTHUR ANDERSEN LLP


cc:  Mr. A. Brian Davis, Acting Chief Financial Officer
     Neose Technologies, Inc.